Exhibit 99.1

For investor relations information, contact:	For trade press information, contact:
Jana Ahlfinger Bell, 972.819.2398	Kevin Nolan, 972.819.0710
e-mail: jbell@efji.com	e-mail: knolan@EFJohnson.com

EFJ, Inc. changes name to EFJohnson Technologies, Inc.

New name acknowledges strategic direction, name recognition and growth of portfolio

Irving, TX – May 29, 2008 – EFJ, Inc. (NASDAQ: EFJI) today announced that it has changed its name to EFJohnson Technologies, Inc.  The Company’s stock is quoted on the NASDAQ Global Market under the symbol “EFJI”, and its’ ticker symbol will not change.

“Our new name, EFJohnson Technologies, Inc., supports the Company’s vision as a provider of secure wireless communications to organizations whose mission is to protect and save lives.   We believe that the new name better aligns the Company in the marketplace for a future that focuses on integrated, interoperable voice, video and data solutions.  We have completed the strategic restructuring of our EFJohnson, Transcrypt International, and 3e Technologies International operations, brands and product lines into a single operating unit,” said Michael Jalbert, chairman and chief executive officer of EFJohnson Technologies, Inc. “The new name draws on 85 years of name recognition for the EFJohnson brand, and reflects where the company is today as well as positions us for the future.”

The company’s product portfolio includes Project 25 compliant two-way radios, Project 25 compliant trunked and conventional communications systems, voice encryption modules, and FIPS 140-2 Validated™ secure wireless broadband, mesh and WLAN solutions.

About EFJohnson Technologies, Inc.

Headquartered in Irving, Texas, EFJohnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International trade names. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward- looking statements due to a number of risk factors including, but not limited to, the level of demand for EFJohnson Technologies’ products and services, reliance on contract manufacturers, the timely integration of the company into one operating business unit, procurement of necessary manufacturing components, implementation of application software,  successful integration of the system components, dependence on continued funding of governmental agency programs, general economic and business conditions, and other risks detailed in EFJohnson Technologies’ reports filed with the Securities and Exchange Commission, including its Annual Report on

Form 10-K for the period ended December 31, 2007 and in the company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and EFJohnson Technologies undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.